Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-113555) pertaining to the Staktek Holdings, Inc. 2003 Stock Option Plan, Inc. of our report dated January 24, 2005, with respect to the consolidated financial statements of Staktek Holdings, Inc.’s included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Austin, Texas

March 7, 2005